Exhibit 99.1

NV5 ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

- Full-Year 2014 Revenues Increased 59% to $108.4 Million from $68.2 Million -

- Full-Year Net Income Increased 77% to $4.9 Million from $2.8 Million -

- Full-Year 2015 Revenue Guidance of $124 Million to $132 Million and Diluted EPS Guidance of $1.01 to $1.09 -

Hollywood, FL – March 26, 2015 – NV5 Holdings, Inc. (Nasdaq: NVEE) (“NV5” or the “Company”), a provider of professional and technical engineering and consulting solutions, today reported financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Financial Highlights

●	Gross revenues for the quarter increased 70% year over year to $28.7 million
●	Organic revenue growth for the quarter was 14% compared to the fourth quarter of 2013
●	Operating margins increased 85% to 8.7% in the fourth quarter of 2014 from 4.7% in the fourth quarter of 2013
●	Net income for the quarter increased 163% to $1.4 million
●	Diluted EPS for the quarter increased 150% to $0.25
●	Backlog of $82.1 million as of December 31, 2014 increased 36% from $60.2 million as of December 31, 2013

“We are pleased to announce a record performance not only for the fourth quarter but for the full-year 2014. We again generated double-digit revenue and net income growth, while also increasing our backlog by 36%,” said Dickerson Wright, Chairman and CEO of NV5. “The organic growth increases and bottom line performance increases we experienced were well above the industry standard. This is a substantial accomplishment considering that many companies in our space have historically had significant challenges in this regard.”

“In addition to growing organically, we expanded our program management service line with the strategic acquisition of Joslin, Lesser & Associates, a program management and owner’s representation consulting firm. Our plan to drive organic growth through process improvement, synergy among our verticals, and scalability in our support services is working, and we will continue to ardently pursue acquisition opportunities that will enhance and expand our business.”

Gross revenues for the fourth quarter of 2014 were $28.7 million, a 70% increase from the fourth quarter of 2013. Net revenue1 for the fourth quarter of 2014 was $21.2 million, an increase of 55% from the fourth quarter of 2013. Our organic growth for the fourth quarter of 2014 was 14%.

Income from operations for the fourth quarter of 2014 was $2.5 million, an increase of 215% from the fourth quarter of last year which represents an operating margin of 8.7% for the fourth quarter of 2014 compared to an operating margin of 4.7% for the fourth quarter of 2013.

Net income for the fourth quarter of 2014 was $1.4 million or $0.25 per diluted share, up from a net income of $0.5 million, or $0.10 per diluted share in the fourth quarter of 2013. Diluted earnings per share reflect weighted-average shares outstanding of 5,736,533 for the fourth quarter of 2014, compared to weighted-average shares outstanding of 5,227,901 for the fourth quarter of 2013. Net income and diluted earnings per share for the fourth quarter of 2014 include a higher effective income tax rate of 42.3%, compared to an effective income tax rate of 22.6% for the fourth quarter of 2013. The effective tax rate for the fourth quarter of 2014 reflects an additional tax provision of $400,000 generated from a legacy acquisition.

At December 31, 2014, the Company reported a backlog of $82.1 million, compared with $60.2 million at December 31, 2013, an increase of 36%.

Full-Year 2014 Financial Highlights

●	Gross revenues increased 59% to $108.4 million
●	Organic revenue growth for the full-year was 14%
●	Operating margins increased 33% to 7.6% for the full year of 2014 from 5.7% for the full year 2013
●	Net income increased 77% to $4.9 million
●	Diluted EPS increased 24% to $0.87

Gross revenues for the full-year 2014 were a record $108.4 million, a 59% increase from the full-year 2013. Net revenue1 for the full-year 2014 was $82.2 million, an increase of 51% from the full-year 2013. Our organic growth for the full-year 2014 was 14%.

Income from operations for the full-year 2014 was $8.2 million, an increase of 112% from the full-year 2013, which is an operating margin of 7.6% for the full-year 2014 compared to an operating margin of 5.7% for the full-year 2013.

Net income for the full-year 2014 was $4.9 million, or $0.87 per diluted share, up from net income of $2.8 million, or $0.70 per diluted share in the full-year 2013. Diluted earnings per share for the full-year 2014 reflects weighted-average shares outstanding of 5,592,010, compared with weighted-average shares outstanding of 3,967,056 for the full-year 2013. Net income and diluted earnings per share for the full-year 2014 include a higher effective income tax rate of 38.6%, compared to an effective income tax rate of 24.0% for the full-year 2013.The effective tax rate for the full-year 2014 reflects an additional tax provision of $550,000 generated from a legacy acquisition.

2015 Outlook

The Company’s guidance for full-year 2015 gross revenues, including the impact of acquisitions closed during the first quarter of 2015, ranges from $124 million to $132 million, which represents an increase of 14% to 22% from 2014 gross revenues of $108.4 million. The Company expects that full-year 2015 diluted earnings per share will range from $1.01 per share to $1.09 per share.

Conference Call

NV5 will host a conference call to discuss its full-year and fourth quarter 2014 financial results at 4:30 p.m. (Eastern time) on March 26, 2015.

Date:	Thursday, March 26, 2015
Time:	4:30 p.m. Eastern time
Toll-free dial-in number:	+1 877-407-3982
International dial-in number:	+1 201-493-6780
Conference ID:	13603433
Webcast:	http://ir.nv5.com

Please dial-in at least 5-10 minutes prior to the start time in order for the operator to log your name and connect you to the conference.

A replay of the conference call will be available approximately one hour following the conclusion of the call through April 2, 2015. To access the replay via telephone, please dial:

Toll-free replay number:	+1 877-870-5176
International replay number:	+1 858-384-5517
Replay PIN number:	13603433

The conference call will also be webcast live and available for replay via the investor section of the NV5 website, www.NV5.com.

1NV5’s gross revenues include sub-consultant costs and other direct costs which are generally pass-through costs and, therefore, the Company believes that net revenues, which is a non-GAAP financial measure commonly used in our industry, provides a meaningful perspective on its business results. A reconciliation of gross revenues as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to net revenues is provided at the end of this news release.

About NV5

NV5 Holdings, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management and environmental solutions. The Company operates 29 offices in California, Colorado, Florida, Massachusetts, New Jersey, Ohio, Pennsylvania, Utah and Wyoming and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

All statements other than statements of historical fact contained in this press release and on the conference call constitute "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this press release and on the conference call. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact

NV5 Holdings, Inc.

Lauren Wright

Tel: +1-408-392-7233
Email: ir@nv5.com

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$6,872	$13,868
Accounts receivable, net of allowance for doubtful accounts of $845 and $1,320 as of December 31, 2014 and 2013, respectively	27,015	16,722
Prepaid expenses and other current assets	1,224	509
Deferred income tax assets	358	1,004
Total current assets	35,469	32,103
Property and equipment, net	1,625	1,310
Intangible assets, net	5,221	2,993
Goodwill	11,142	7,106
Other assets	810	639
Deferred income tax assets	1,123	724
Total Assets	$55,390	$44,875

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,335	$3,780
Accrued liabilities	4,763	4,189
Income taxes payable	1,157	765
Billings in excess of costs and estimated earnings on uncompleted contracts	277	401
Client deposits	121	111
Current portion of contingent consideration	618	333
Current portion of stock repurchase obligation	372	687
Current portion of notes payable	2,878	1,725
Total current liabilities	15,521	11,991
Contingent consideration, less current portion	323	638
Stock repurchase obligation, less current portion	563	935
Notes payable, less current portion	3,378	2,502
Total liabilities	19,785	16,066

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value; 45,000,000 shares authorized, 5,754,959 and 5,504,236 shares issued and outstanding as of December 31, 2014 and 2013, respectively	58	55
Additional paid-in capital	25,617	23,717
Retained earnings	9,930	5,037
Total stockholders’ equity	35,605	28,809
Total liabilities and stockholders’ equity	$55,390	$44,875

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except share data)

	Year Ended		Three Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013

Gross revenues	$108,382	$68,232	$28,740	$16,915

Direct costs:
Salaries and wages	36,976	19,619	10,006	4,872
Sub-consultant services	15,996	12,337	4,858	3,327
Other direct costs	10,229	1,460	2,712	(48)
Total direct costs	63,201	33,416	17,576	8,151

Gross Profit	45,181	34,816	11,164	8,764

Operating Expenses:
Salaries and wages, payroll taxes and benefits	22,887	19,373	5,215	4,601
General and administrative	8,865	6,708	2,104	2,168
Facilities and facilities related	3,198	3,325	804	815
Depreciation and amortization	1,988	1,514	546	388
Total operating expenses	36,938	30,920	8,669	7,972

Income from operations	8,243	3,896	2,495	792

Other expense:
Interest expense	(274)	(263)	(55)	(101)
Total other expense	(274)	(263)	(55)	(101)

Income before income tax expense	7,969	3,633	2,440	691
Income tax expense	(3,076)	(874)	(1,032)	(156)
Net income and comprehensive income	$4,893	$2,759	$1,408	$535

Earnings per share:
Basic	$0.96	$0.75	$0.27	$0.11
Diluted	$0.87	$0.70	$0.25	$0.10

Weighted average common shares outstanding:
Basic	5,102,058	3,660,289	5,147,600	4,850,763
Diluted	5,592,010	3,967,056	5,736,533	5,227,901

NV5 HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS REVENUES TO NET REVENUES

(in thousands, except share data)

		Year Ended		Three Months Ended
		December 31,	December 31,	December 31,	December 31,
		2014	2013	2014	2013

Gross revenues		$108,382	$68,232	$28,740	$16,915
Less:	Sub-consultant services	15,996	12,337	4,858	3,327
	Other direct costs	10,229	1,460	2,712	(48)
Net revenues		$82,157	$54,435	$21,170	$13,636

NV5’s gross revenues include sub-consultant costs and other direct costs which are generally pass-through costs and, therefore, the Company believes that net revenues, which is a non-GAAP financial measure commonly used in our industry, provides a meaningful perspective on its business results.